Exhibit 5.5

Stone Pigman Walther Wittmann L.L.C.

counsellors at law 546 CARONDELET STREET NEW ORLEANS, LOUISIANA 70130-	Our File Number
3588 (504) 581-3200	24,827
FAX (504) 581-3361 www.stonepigman.com

May 2, 2014

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, NV 89169

Ladies and Gentlemen:

We have acted as special Louisiana counsel to Pinnacle Entertainment, Inc. (the “Company”) and certain of its subsidiaries, namely Louisiana-I Gaming, a Louisiana Partnership in Commendam, PNK (Baton Rouge) Partnership, a Louisiana partnership, PNK (BOSSIER CITY), Inc., a Louisiana corporation, PNK (LAKE CHARLES), L.L.C., a Louisiana limited liability company, and Ameristar Lake Charles Holdings, LLC, a Louisiana limited liability company (collectively, the “Louisiana Guarantors”), in connection with the proposed issuance by the Company of $850 million aggregate principal amount of its new 6.375% Senior Notes due 2021 (the “New Notes”). The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed issuance by the Company of the New Notes in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of the outstanding 6.375% Senior Notes due 2021 issued by PNK Finance Corp., a wholly-owned subsidiary of the Company, on August 5, 2013, and later assumed by the Company (the “Old Notes” and, collectively with the New Notes, the “Notes”), with a minimum of $2,000 principal amount exchanged.

The Old Notes are, and the New Notes, upon issuance, will be, governed by the Indenture dated as of August 5, 2013, between PNK Finance Corp. and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), as supplemented by that Supplemental Indenture dated as of August 13, 2013 (as supplemented, the “Indenture”) by and among the Company, the subsidiary guarantors named therein, including the Louisiana Guarantors, and the Trustee. The Indenture provides for and includes the terms of a guaranty of the New Notes by the Louisiana Guarantors (including the Notation of Guaranty, as defined below, the “New Guaranties”).

STONE PIGMAN WALTHER WITTMANN L.L.C.

May 2, 2014

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	The Registration Statement, in the form filed with the Commission;

2.	An executed copy of the Indenture, which governs the Company’s Notes and the Louisiana Guarantors’ New Guaranties;

3.	The form of the Notation of Guaranty to evidence the New Guaranties (the “Notation of Guaranty”); and

4.	The form of the New Notes.

We have also examined such other corporate, partnership and limited liability company proceedings, documents and matters of the Louisiana Guarantors, and such other documents, instruments, records and proceedings as we have deemed necessary or appropriate as a basis for this opinion.

In rendering the opinions set forth in this letter, we have also relied upon and assumed, among other things, without independent verification: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as original documents; (iv) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies thereof and the authenticity of the originals of such latter documents; and (v) the accuracy and completeness of the partnership, limited liability company and corporate records of the Louisiana Guarantors provided to us for our review. As to certain facts material to this opinion, we have relied upon without independent verification: (x) the accuracy and completeness of certificates or comparable documents of public officials; (y) representations of the Company contained in the documents listed above; and (z) certificates and the oral or written statements and factual representations of officers and other representatives of the Company, the Louisiana Guarantors and others, including without limitation the Officer’s Certificate of the Company dated as of May 2, 2014, the Secretary’s Certificate of the Company dated as of August 5, 2013, and the Certificate of Secretary of Pinnacle Entertainment, Inc. and the Guarantors, including the Louisiana Guarantors, both dated as of August 13, 2013.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that (1) the Supplemental Indenture to which each Louisiana Guarantor is a party was duly authorized, executed, and delivered by such Louisiana Guarantor and (2) the New Guaranties to which each Louisiana Guarantor is a party and the execution and delivery of the Notation of Guaranty by each Louisiana Guarantor have been duly authorized by such Louisiana Guarantor.

STONE PIGMAN WALTHER WITTMANN L.L.C.

May 2, 2014

The opinions set forth herein are expressly limited to the laws of the State of Louisiana. The opinions regarding execution and delivery of the Supplemental Indenture and the Notation of Guaranty are further limited to the extent that execution and delivery are governed by the internal laws of the State of Louisiana and is also subject to the further assumption that the Notation of Guaranty was in fact executed and delivered in the form previously reviewed by us. No opinion is expressed in this letter as to any other laws, including the federal laws of the United States of America or the laws of any state (except Louisiana), parochial, municipal, local, foreign, or other jurisdiction. Moreover, we express no opinion as to compliance with or the applicability or effect of any federal or state securities (including “blue sky”) laws and regulations, and related filing and notice requirements; any fraudulent transfer or fraudulent conveyance or similar laws; or any laws regarding fiduciary duties, fairness of any transaction, or unlawful dividends or distributions.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to appropriate reference to this firm under the heading “Legal matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of, or that we are included in the category of persons whose consent is required under, Section 7 of the Securities Act or the rules and regulations of the Commission. We also consent to reliance on this opinion by Irell & Manella LLP in its legal opinion to the Company that will also be filed with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

This letter expresses our legal opinions as to the foregoing matter based on our professional judgment; it is not a guaranty or warranty as to any matter. The opinions in this letter are limited to the matter expressly set forth in this letter. Without limiting the generality of the foregoing, we render no opinion, whether by implication or otherwise, on the enforceability of the Notes or the New Guaranties or as to any other matter, including any other matter relating to the Notes, the New Guaranties, the Company, the Louisiana Guarantors or otherwise.

We did not participate in the preparation of the Registration Statement. We have conducted no independent investigation with respect to, nor do we express any opinion with respect to, the accuracy, completeness, compliance with any securities or other laws, or fairness of any part of the Registration Statement.

STONE PIGMAN WALTHER WITTMANN L.L.C.

May 2, 2014

Sincerely,

/s/ Stone Pigman Walther Wittmann L.L.C.